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                                                                      Exhibit 99
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                                  PRESS RELEASE

MONROE, North Carolina - March 18, 2002, American Community Bancshares, Inc., the parent company of American Community Bank, Monroe, North Carolina ("American Community")(Nasdaq SmallCap: ACBA), has filed a Registration Statement with the Securities and Exchange Commission ("SEC") to conduct a public offering of units consisting of one share of its common stock and one warrant to purchase one share of its common stock. American Community is proposing to offer approximately 700,000 units at a price yet to be determined.

Ryan, Beck & Co. will be the underwriter of the offering and will be granted a 30-day option to purchase up to an additional 15% of the offering. The offering proceeds will be used to expand loan and investment portfolios, provide capital to support growth, acquire other financially related businesses or banks, and general corporate purposes.

As of December 31, 2001, American Community had $182 million of assets, $155 million of deposits and shareholders' equity of $13.6 million. American Community Bank currently operates seven full-service branches in Monroe, Charlotte, Indian Trail, Marshville and Mint Hill.

The Registration Statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

To receive a copy of the preliminary prospectus when it is available, contact Ryan, Beck & Co., 220 South Orange Avenue, Livingston, NJ 07039, (800) 342-2325.

Contact:  Randy P. Helton, President
          American Community Bancshares, Inc.
          (704) 225-8444